Exhibit 99.1

Novan and Aspire Capital Enter into a Common Stock Purchase Agreement for up to $25 Million
MORRISVILLE, N.C. – September 5, 2019 – Novan, Inc. (“the Company” or “Novan”) (Nasdaq:NOVN) today announced that the Company has entered into a Common Stock Purchase Agreement (the “Agreement”) of up to $25 million with Aspire Capital Fund, LLC (“Aspire Capital”), a Chicago-based institutional investor.
Under the terms of the Agreement, Aspire Capital has committed to purchase up to $25 million of common stock of Novan. These purchases would occur at Novan’s discretion from time to time during a 30-month period beginning on the effective date of a registration statement filed by Novan with the Securities and Exchange Commission (“SEC”) related to the resale of shares to be issued to Aspire Capital. Individual transactions would occur at prices based on public market trading of Novan common stock at the time of each sale. As part of the overall Agreement, Novan will retain full control as to the timing and amount of any sale of shares of common stock to Aspire Capital, subject to certain limitations specified in the Agreement.
There are no warrants, options, financing swaps, derivatives or other securities associated with this Agreement. There are no limitations on the use of proceeds under the terms of the Agreement. Additionally, there are no financial covenants or restrictions on future financings and there are no rights of first refusal, participation rights, penalties or liquidated damages in the Agreement. Lastly, Novan maintains the right to terminate the Agreement at any time, at its discretion, without any additional cost or penalty.
“This Agreement with Aspire Capital provides Novan with an additional financing tool in the toolbox to both complement non-dilutive capital and allow us to fund specific business platform initiatives,” commented Kelly Martin, Chief Executive Officer of Novan. “The benefit of the Agreement is two-fold; it brings in a fundamentally-focused, long-term institutional investor, and as a micro-cap company, allows us to efficiently and opportunistically draw down capital over the next 30 months in a way that will help minimize our overall cost of capital and potential dilution.” Martin added that, “the Novan team has earned the confidence of Aspire Capital and its high-quality leadership by making tangible and relevant business progress. We look forward to working with them as we continue to advance our platform.”
Steven Martin, Managing Member of Aspire Capital, commented that, “Novan has, first and foremost, the potential to build-out a unique nitric oxide technology platform that could have clinical applications in any number of therapeutic areas. With compelling clinical data from over 3,000 patients in-hand and several late stage assets, we have a high degree of enthusiasm in reaching this Agreement with the Company.” Martin further added that “the leadership team at Novan is highly unique with its combination of business vision, operating and execution skills, and financial acumen. The team’s significant skill and experience was an important factor in our decision to move forward with this investment commitment.” As a point of reference, Steven Martin from Aspire Capital and Kelly Martin from Novan are not related in any way.
This is the latest in a series of important steps forward for the Company. The Agreement with Aspire is additive to the structural advancements made over the last ten months, which includes the expansion of our Japan dermatology partnership with Sato Pharmaceutical Co., Ltd., a royalty agreement for SB206 as a treatment for molluscum contagiosum with Ligand Pharmaceuticals Incorporated, and an asset finance transaction around SB206, SB204 and SB414 with Reedy Creek Investments LLC, both for the North America marketplace.
As consideration for Aspire Capital’s obligation under the Agreement, Novan issued 345,622 shares to Aspire Capital as a commitment fee, representing a dollar value equal to 3% of the aggregate amount authorized under the Agreement. The Company also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Aspire Capital that requires the Company to file a registration statement covering the resale of the shares that have been and may be issued to Aspire Capital under the Agreement. Additional detail regarding the Agreement and related Registration Rights Agreement is set forth in Novan’s Current Report on Form 8-K, filed today with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.
About Aspire Capital Fund, LLC
Aspire Capital Fund, LLC is a Chicago-based, long-only investment fund focused on making open market and direct equity investments in publicly traded companies. Aspire Capital Fund, LLC is managed by Aspire Capital Partners, LLC. Aspire Capital invests in a broad range of industries with a strong emphasis in healthcare and technology.
About Novan
Novan, Inc. is a clinical development-stage biotechnology company focused on leveraging nitric oxide’s naturally occurring anti-microbial and immunomodulatory mechanisms of action to treat a range of diseases. We believe that our ability to deploy nitric oxide in a solid form, on demand and in localized formulations allows us the potential to improve patient outcomes in a variety of dermatology, women’s health and gastrointestinal diseases.
Forward-Looking Statements
This press release contains forward-looking statements including, but not limited to, statements related to expectations about our ability to satisfy the conditions under the Agreement and access the financing that may be available thereunder. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from our expectations, including, but not limited to, the timing of when we can begin selling shares to Aspire Capital under the Agreement, risks and uncertainties in the clinical development process, including, among others, length, expense, ability to enroll patients, reliance on third parties, potential for delays and that results of earlier research and preclinical or clinical trials may not be predictive of results, conclusions or interpretations of later research activities or additional trials; risks related to the regulatory approval process, which is lengthy, time-consuming and inherently unpredictable; our ability to obtain additional funding or enter into strategic relationships or other business development necessary for the further advancement and development of our product candidates; changing market and economic conditions; the risk that we will not be able to utilize the full amount of the facility on favorable timing or price terms or otherwise, which may be due to market conditions or restrictions on the aggregate amount we can sell under the Agreement without stockholder approval; the risk that we may not be able to retain our current executive officers and to attract, retain and motivate qualified personnel; and other risks and uncertainties described in our annual report filed with the SEC on Form 10-K for the twelve months ended December 31, 2018, and in our subsequent filings with the SEC. These forward-looking statements speak only as of the date of this press release, and Novan disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements, except as may be required by law.
CONTACT:
(Investors & Media)
Cole Ikkala
Director, Investor Relations, Communications & Business Development
cikkala@novan.com

# # #